SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2004

Inco Limited

(Exact name of Registrant as specified in its charter)

Canada	1-1143	98-0000676

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7

(Address of Principal Executive Offices)

Company’s telephone number, including area code: (416) 361-7511

N/A

(Former name or former address, if changed since last report)

Item 12.     Results of Operations and Financial Condition

On April 20, 2004, Inco Limited (the “Registrant”) issued a press release covering the announcement of its financial and operating results for the first quarter of 2004 ended March 31, 2004. This press release included information on the Registrant’s adjusted net earnings and net earnings in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), the principles under which the Registrant’s primary financial statements are prepared, for the first quarter 2004 compared with the corresponding period of 2003 and a reconciliation of such adjusted net earnings to net earnings in accordance with Canadian GAAP. This press release also included information on the Registrant’s nickel unit cash cost of sales before and after by-product credits for the first quarter 2004 compared with the corresponding period of 2003 and a reconciliation of such nickel unit cash cost of sales to Canadian GAAP cost of sales. The press release also provided certain guidance (1) for 2004 with reference to the Registrant being comfortable with the First Call consensus mean estimate for the Registrant’s adjusted net earnings per share and cash flow per share based upon mean forecasts for nickel and certain other metal prices the Registrant understands were used in such consensus estimates and (2) for the second quarter of 2004 and for the full year 2004 with respect to production of the Registrant’s principal metals and for the Registrant’s estimated nickel unit cash cost of sales after by-product credits for the full year 2004. No reconciliation of the First Call consensus mean estimate for either the Registrant’s 2004 (1) adjusted net earnings per share to a net earnings per share estimate in accordance with Canadian GAAP or (2) cash flow per share to a cash flow per share estimate in accordance with Canadian GAAP was included in this release since the Registrant believes that any such reconciliation would require an unreasonable effort on the Registrant’s part and the Registrant also is not in a position to predict with any degree of certainty certain adjustments relating to assumptions or forecasts that would be (a) excluded in arriving at an adjusted net earnings estimate and which adjustments would be reflected in any such reconciliation of the First Call adjusted net earnings per share consensus mean estimate to a net earnings per share estimate in accordance with Canadian GAAP and (b) included or excluded in arriving at a cash flow per share estimate and which adjustments would be reflected in any reconciliation of the First Call consensus mean estimate for cash flow per share to a cash flow per share estimate in accordance with Canadian GAAP. The Registrant has also not provided a reconciliation of its estimated range of its nickel unit cash cost of sales after by-product credits for 2004 to an estimate of its Canadian GAAP cost of sales since it also believes that such a reconciliation would require an unreasonable effort on the Registrant’s part and such a unit cash cost of sales estimate (x) represents a range and (y) would require the Registrant to publicly forecast certain nickel prices which would not be consistent with its policy not to make such forecasts. The Registrant has also provided in this press release certain current estimated sensitivity analyses for 2004 covering, among other items, the estimated effect of changes in certain metal prices, exchange rates and costs on its Canadian GAAP basic net earnings per share.

During the first quarter of 2004, the staff of the U.S. Securities and Exchange Commission (“SEC”) undertook a routine review of certain reports the Registrant filed with the SEC in 2003. Upon the completion of that review, the Registrant implemented changes, on a retroactive basis for Canadian GAAP purposes, effective January 1, 2004, in its depreciation and depletion methodology so that such methodology is consistent for purposes of both United States GAAP and Canadian GAAP. As a result of these changes, depreciation and depletion expense decreased by $15 million in the first quarter of 2004 compared with what that expense would have been based upon the previous methodology the Registrant used for Canadian GAAP purposes and this expense was restated under Canadian GAAP and United States GAAP for applicable periods.

A copy of the press release, as indicated below, issued by the Registrant is furnished as Exhibit 99.1 to this Form 8-K.

The following Exhibit is furnished as part of this Report:

(1)	Exhibit 99

	(99.1)	Press release of the Registrant dated April 20, 2004 covering the Registrant’s first quarter 2004 financial and operating results.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INCO LIMITED

	By:	/s/ Stuart F. Feiner

Stuart F. Feiner
Executive Vice-President
General Counsel and Secretary

Date: April 20, 2004

EXHIBIT INDEX

Exhibit No.	Description		Page

(1)	Exhibit 99

	(99.1)	Press release of the Registrant dated April 20, 2004 covering its first quarter 2004 financial and operating results.